(e)(1)(ii)

Schedule I

As of April 10, 2013

Columbia Funds Variable Insurance Trust

Columbia Variable Portfolio –Asset Allocation Fund

Columbia Variable Portfolio – Contrarian Core Fund

Columbia Variable Portfolio – Core Bond Fund

Columbia Variable Portfolio – Managed Volatility Conservative Fund

Columbia Variable Portfolio – Managed Volatility Conservative Growth Fund

Columbia Variable Portfolio – Managed Volatility Growth Fund

Columbia Variable Portfolio – Money Market Fund

Columbia Variable Portfolio – Select Large Cap Growth Fund

Columbia Variable Portfolio – Small Cap Value Fund

Columbia Variable Portfolio – Small Company Growth Fund

Columbia Variable Portfolio – Strategic Income Fund

Variable Portfolio – AQR Managed Futures Strategy Fund

Variable Portfolio – Eaton Vance Global Macro Advantage Fund

Variable Portfolio – Goldman Sachs Commodity Strategy Fund